EXHIBIT 10.37

CIT Group Inc.
Long-Term Incentive Plan
Performance Share Unit Award Agreement (PSU-ROTCE EA)

“Participant”:
“Date of Award”:
“Target Number of PSUs Granted”:

Effective as of the Date of Award, this Award Agreement sets forth the grant of performance-based Restricted Stock Units (“Performance Share Units” or PSUs”) by CIT Group Inc., a Delaware corporation (the “Company”), to the Participant, pursuant to the provisions of the Amended and Restated CIT Group Inc. Long-Term Incentive Plan (the “Plan”). This Award Agreement memorializes the terms and conditions as approved by the Compensation Committee of the Board (the “Committee”). All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

The parties hereto agree as follows:

(A)	Grant of Performance Share Units. The Company hereby grants to the Participant the Target Number of PSUs Granted, effective as of the Date of Award and subject to the terms and conditions of the Plan and this Award Agreement. Each PSU represents the unsecured right to receive a number of Shares, if any, in accordance with the terms and conditions of this Award Agreement. The Participant shall not be required to pay any additional consideration for the issuance of the Shares, if any, upon settlement of the PSUs.
(B)	Vesting and Settlement of PSUs.
(1)	Except as otherwise provided in Section (C) or (D) below, subject to the Participant’s continued employment with the Company and/or its Affiliates (the “Company Group”) from the Date of Award until the applicable Vesting Date shown below and compliance with, and subject to, the terms and conditions of this Award Agreement, the PSUs will be eligible to vest as follows on the “Vesting Date” indicated below:
Tranche	Performance Period	Percentage of Target Number of PSUs Granted	Vesting Date
1	1/1/2015 – 12/31/2015	One-third (33 1/3%)	12/31/15
2	1/1/2015 – 12/31/2016	One-third (33 1/3%)	12/31/16
3	1/1/2015 – 12/31/2017	One-third (33 1/3%)	12/31/17

Except as otherwise provided in Section (C) or (D) below, the actual number of Shares, if any, that vest on each Vesting Date (the “Awarded Shares”) shall be based on the attainment of specified levels of the “Performance Measures” (each as defined and set forth in Exhibit A) that have been achieved during the applicable “Performance Period” (as defined and set forth in Exhibit A). As soon as administratively practicable following each Vesting Date but subject to Section (B)(2) below, the Committee shall certify the level of Performance Measures attained (each such date, a “Determination Date”). For each Performance Period, any PSUs that are eligible to vest with respect to such Performance Period but do not vest based on achievement of the Performance Measures shall be forfeited as of the applicable Vesting Date.

(2)	Except as otherwise provided in Section (C)(1) or (D) below, the Awarded Shares, if any, shall be delivered to the Participant within thirty (30) days following the applicable Determination Date, but in no event later than March 15 immediately following the applicable Vesting Date (each a “Settlement Date”), provided that the Settlement Date may be delayed, in the sole discretion of the Committee and in accordance with applicable law (including Section 409A (as defined below)), if the Committee is considering whether Section (L) applies to the Participant.
(3)	The Awarded Shares delivered to the Participant on the Settlement Date (or such other date Awarded Shares are settled in accordance with Section (C)(1) or (D) below, if applicable) shall not be subject to transfer restrictions and shall be fully paid, non-assessable and registered in the Participant’s name.
(4)	If, after the Date of Award and prior to the applicable Determination Date (or such other date Awarded Shares are settled in accordance with Section (C)(1) or (D) below, if applicable), dividends with respect to the Awarded Shares are declared or paid by the Company, the Participant shall be credited with, and entitled to receive, dividend equivalents in an amount, without interest, equal to the cumulative dividends declared or paid on a Share, if any, during the period beginning with the Date of Award and ending with the applicable Determination Date (or such other date Awarded Shares are settled in accordance with Section (C)(1) or (D) below, if applicable), multiplied by the number of Awarded Shares relating to such Determination Date. Unless otherwise determined by the Committee, dividend equivalents paid in cash shall not be reinvested in Shares and shall remain uninvested. The dividend equivalents credited in respect of the Awarded Shares shall be paid in cash or Shares, as applicable, on the applicable Settlement Date (or such other date Awarded Shares are settled in accordance with Section (C)(1) or (D) below, if applicable).

(5)	In the sole discretion of the Committee and notwithstanding any other provision of this Award Agreement to the contrary, in lieu of the delivery of the Awarded Shares, the PSUs and any dividend equivalents payable in Shares, may be settled through a payment in cash equal to the Fair Market Value of the applicable number of the Awarded Shares, determined on (i) the applicable Determination Date; (ii) the applicable Vesting Date if settlement is in accordance with Section (C)(2), (D)(1), (D)(2) or (D)(3) below; or (iii) in the case of settlement in accordance with Section (C)(1), (D)(4) or (D)(5) below, the date of the Participant’s “Separation from Service” (within the meaning of the Committee’s established methodology for determining “Separation from Service” for purposes of Section 409A (as defined below)) or the date of Disability, as applicable. Settlement under this Section (B)(5) shall be made at the time specified under Section (B)(2), (B)(4), (C)(1), (C)(3) or (D), as applicable.
(C)	Separation from Service.
(1)	Notwithstanding Section (B) above, if, after the Date of Award and prior to December 31, 2017 (the “Final Performance Date”), the Participant incurs a Disability (as defined below) or a Separation from Service from the Company Group due to death, the PSUs having a Vesting Date after such event shall vest immediately and the final number of Awarded Shares with respect to each such Vesting Date shall equal the Target Number of PSUs eligible to vest on such Vesting Date (collectively, the “Target Number of Then-Unvested PSUs”) and the Participant (or the Participant’s beneficiary or legal representative, if applicable) shall not be entitled to any additional Shares based on the Company’s achievement of actual Performance Measures in accordance with Exhibit A in respect of any such PSUs. The Target Number of Then-Unvested PSUs shall be paid to the Participant (or the Participant’s beneficiary or legal representative, if applicable) within thirty (30) days following the Participant’s Disability or Separation from Service due to death, and references to “Awarded Shares” in Sections (B) and (L) in respect of PSUs having a Vesting Date after such event shall instead mean the Shares delivered pursuant to this sentence. The Participant (or the Participant’s beneficiary or legal representative, if applicable) shall also be entitled to receive all credited and unpaid dividend equivalents with respect to the Target Number of Then-Unvested PSUs and such dividend equivalents shall be payable at the same time such the Target Number of Then-Unvested PSUs are paid in accordance with this Section (C)(1). “Disability” shall have the same meaning as defined in the Company’s applicable long-term disability plan or policy last in effect prior to the first date the Participant suffers from such Disability; provided, however, to the extent a “Disability” event does not also constitute a “Disability” as defined in Section 409A, such Disability event shall not constitute a Disability for purposes of this Section (C)(1).
(2)	Notwithstanding Section (B) above and subject to Section (D)(4) below, if after the Date of the Award and prior to the Final Performance Date, the Participant incurs a Separation from Service from the Company Group described in Section 5(a) or 5(d) of the Participant’s employment agreement with the Company, as amended on January 2, 2014 and as amended further from time to time (the “Employment Agreement”), the PSUs having a Vesting Date after such event shall vest immediately and the final number of Awarded Shares with respect to each such Vesting Date shall equal the Target Number of Then-Unvested PSUs and the Participant shall not be entitled to any additional Shares based on the Company’s achievement of actual Performance Measures in accordance with Exhibit A in respect of any such PSUs. The Target Number of Then-Unvested PSUs (and any credited and unpaid dividend equivalents) shall be delivered to the Participant (or the Participant’s legal representative, if applicable) in accordance with Sections (B)(1) and (B)(2) following the applicable Vesting Date(s), subject to the Participant’s compliance with the obligations referenced in Section (L)(2) below. If this Section (C)(2) is applicable, then all references to “Awarded Shares” in Sections (B) and (L) in respect of PSUs having a Vesting Date after such event shall mean the Shares delivered pursuant to this Section instead.
(3)	Notwithstanding Section (B) above and subject to Section (D) below, if, after the date of the Award and prior to the Final Performance Date, the Participant incurs a Separation from Service due to the Participant’s Retirement (as defined below) and subject to the terms and conditions of the Plan and this Award Agreement, including Section (L) below, on the date of such Separation from Service, the Target Number of PSUs eligible to vest on the immediately following Vesting Date shall be pro rated by multiplying the Target Number of PSUs eligible to vest on such Vesting Date by a fraction, (i) the numerator as the number of full and partial months that have transpired between the first day of the then-current calendar year and the date of such Separation from Service, rounded up to a whole number, and (ii) the denominator as 12 (the “Pro-Rata Target Number of Next Vesting PSUs”). Calculation and payment of the final number of Awarded Shares, if any, payable to the Participant based on the Pro-Rata Target Number of Next Vesting PSUs (and any credited and unpaid dividend equivalents) shall be made in accordance with Section (B) above and Exhibit A, except the Participant shall no longer be required to be continually employed with the Company Group until the immediately following Vesting Date as provided in Section (B)(1) above.
(4)	“Retirement” is defined as the Participant’s election to retire upon or after (A) attaining age 55 with at least 11 years of service with the Company Group or (B) attaining age 65 with at least 5 years of service with the Company Group, in each case as determined in accordance with the Company Group’s policies and procedures.
(5)	If, prior to the Final Performance Date, the Participant’s employment with the Company Group terminates for any reason, any unvested PSUs, except to the extent provided for in this Section (C) or Section (D) below, shall be
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cancelled immediately and the Participant shall immediately forfeit any rights to, and shall not be entitled to receive any payments with respect to, the PSUs including, without limitation, dividend equivalents pursuant to Section (B)(4).

(D)	Change of Control.
(1)	Notwithstanding Section (B) above and subject to Sections (D)(2), (D)(4) and (D)(5) below, if, during the Participant’s employment with the Company Group but prior to the Final Performance Date, a Change of Control occurs, then for purposes of Section (B) above, the Performance Measures for any uncompleted Performance Period(s) shall be deemed to have been satisfied at the “Target Levels” as defined and set forth in Exhibit A and the final number of Shares awarded to the Participant, subject to the Participant’s compliance with the terms and conditions of Section (B)(1) above (including, without limitation, the Participant’s continued employment with the Company Group until the applicable Vesting Date(s)), shall equal the Target Number of Then-Unvested PSUs. Following the applicable Vesting Date(s), Shares equal to the Target Number of PSUs eligible to vest on such Vesting Date (and any credited and unpaid dividend equivalents) shall be delivered to the Participant in accordance with Sections (B)(1) and (B)(2), as determined by the Committee in its sole discretion, but in no event later than March 15 immediately following the applicable Vesting Date, and the Participant shall not be entitled to any additional Shares based on the Company’s achievement of actual Performance Measures in accordance with Exhibit A. If this Section (D)(1) is applicable, all references to “Awarded Shares” in Sections (B) and (L) in respect of PSUs having uncompleted Performance Periods at the time of a Change of Control shall mean the Shares delivered pursuant to this Section instead.
(2)	Notwithstanding Section (C)(3) and (D)(1) above, if, (i) during the Participant’s employment with the Company Group, but prior to the Final Performance Date, a Change of Control occurs and (ii) the Participant incurs a Separation from Service due to the Participant’s Retirement prior to the Final Performance Date and such Separation of Service occurs more than two years following such Change of Control, then, the number of Awarded Shares awarded to the Participant in respect of PSUs eligible to vest on the immediately following Vesting Date, subject to the terms and conditions set forth in Section (L) below, shall equal the Pro-Rata Target Number of Next Vesting PSUs attributable to such Separation from Service (the “Pro-Rata Awarded Shares”). The Pro-Rata Awarded Shares (and any credited and unpaid dividend equivalents) shall be delivered to the Participant following such Vesting Date, as determined by the Committee in its sole discretion, but in no event later than March 15 immediately following such Vesting Date, and the Participant shall not be entitled to any additional Shares based on the Company’s achievement of actual Performance Measures in accordance with Exhibit A. If this Section (D)(2) is applicable, all references to “Awarded Shares” in Sections (B), (C)(3) and (L) in respect of any PSUs eligible to vest on the Vesting Date immediately following the Separation from Service shall mean Pro-Rata Awarded Shares instead. For the avoidance of doubt, this Section will not affect the number of Shares delivered to the Participant in respect of any PSUs eligible to vest before the Separation of Service.
(3)	Notwithstanding Section (C)(3) above, if, following the Participant’s Separation from Service due to the Participant’s Retirement, a Change of Control occurs prior to the Vesting Date immediately following such Separation from Service, then for purposes of Section (C)(3) above, the Performance Measures shall be deemed to have been satisfied at the “Target Levels” as defined and set forth in Exhibit A and the final number of Shares awarded to the Participant in respect of PSUs eligible to vest on the immediately following Vesting Date, subject to the terms and conditions of Section (L) below, shall equal the Pro-Rata Awarded Shares. The Pro-Rata Awarded Shares (and any credited and unpaid dividend equivalents) shall be delivered to the Participant following such Vesting Date, as determined by the Committee in its sole discretion, but in no event later than March 15 immediately following such Vesting Date, and the Participant shall not be entitled to any additional Shares based on the Company’s achievement of actual Performance Measures in accordance with Exhibit A. If this Section (D)(3) is applicable, all references to “Awarded Shares” in Sections (B), (C)(3) and (L) in respect of PSUs eligible to vest on the Vesting Date immediately following the Separation from Service shall mean Pro-Rata Awarded Shares instead. For the avoidance of doubt, this Section will not affect the number of Shares delivered to the Participant in respect of any PSUs eligible to vest before the Change of Control.
(4)	Notwithstanding any provision contained in the Plan or this Award Agreement to the contrary, if (i) prior to the Final Performance Date, a Change of Control occurs and (ii) within two years following such Change of Control, the Participant incurs a Separation from Service prior to the Final Performance Date that is described in Section 5(a) or 5(d) of the Employment Agreement, the PSUs then outstanding shall vest immediately on such Separation from Service and the aggregate number of Awarded Shares awarded to the Participant in respect of any PSUs having a Vesting Date after such Separation Service shall equal the Target Number of Then-Unvested PSUs. Such Awarded Shares (and any credited and unpaid dividend equivalents) shall be settled within thirty (30) days following such Separation from Service, unless such accelerated vesting and settlement of PSUs (and dividend equivalents) following the Participant’s Separation from Service is prohibited or limited by applicable law and/or regulation. For the avoidance of doubt, this Section will not affect the number of Shares delivered to the Participant in respect of any PSUs eligible to vest before the Separation of Service. The Participant shall not be entitled to any additional Shares based on the Company’s achievement of actual Performance Measures in accordance with Exhibit A.
(5)	Notwithstanding any provision contained in the Plan or this Award Agreement to the contrary, if (i) prior to the Final Performance Date, a Change of Control occurs and (ii) within two years following such Change of Control, the Participant incurs a Separation from Service due to the Participant’s Retirement prior to the Final Performance Date, then the number of Awarded Shares awarded to the Participant in respect of PSUs eligible to vest on the immediately
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following Vesting Date, subject to the terms and conditions set forth in Section (L) below, shall equal the Pro-Rata Awarded Shares, and the Participant shall not be entitled to any additional Shares based on the Company’s achievement of actual Performance Measures in accordance with Exhibit A. The Pro Rata Awarded Shares (and any credited and unpaid dividend equivalents thereon) shall be delivered to the Participant within thirty (30) days following such Separation from Service, unless such accelerated vesting and settlement of PSUs (and dividend equivalents) following the Participant’s Separation from Service is prohibited or limited by applicable law and/or regulation. If this Section (D)(5) is applicable, all references to “Awarded Shares” in Sections (B) and (L) in respect of PSUs eligible to vest on the Vesting Date immediately following the Separation from Services shall mean the Pro Rata Awarded Shares instead. For the avoidance of doubt, this Section will not affect the number of Shares delivered to the Participant in respect of any PSUs eligible to vest before the Separation of Service.

(6)	For the avoidance of doubt, if a Change of Control occurs on or following a Vesting Date (including the Final Performance Date) but prior to the relevant Determination Date, the Awarded Shares in respect of PSUs eligible to vest on such Vesting Date, if any, shall be determined under Section (B)(1) or (C)(2) above based on actual achievement of the Performance Measures in accordance with Exhibit A.
(E)	Transferability. The PSUs are not transferable other than by last will and testament, by the laws of descent and distribution pursuant to a domestic relations order, or as otherwise permitted under Section 12 of the Plan.
(F)	Incorporation of Plan. The Plan includes terms and conditions governing all Awards granted thereunder and is incorporated into this Award Agreement by reference unless specifically stated herein. This Award Agreement and the rights of the Participant hereunder are subject to the terms and conditions of the Plan, as amended from time to time and as supplemented by this Award Agreement, and to such rules and regulations as the Committee may adopt under the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement.
(G)	No Entitlements.
(1)	Neither the Plan nor the Award Agreement confers on the Participant any right or entitlement to receive compensation, including, without limitation, any base salary or incentive compensation, in any specific amount for any future fiscal year (including, without limitation, any grants of future Awards under the Plan) nor impacts in any way the Company Group’s determination of the amount, if any, of the Participant’s base salary or incentive compensation. This Award of PSUs made under this Award Agreement is completely independent of any other Awards or grants and is made at the sole discretion of the Company. The PSUs do not constitute salary, wages, regular compensation, recurrent compensation, pensionable compensation or contractual compensation for the year of grant or any prior or later years and shall not be included in, nor have any effect on or be deemed earned in any respect, in connection with the determination of employment-related rights or benefits under law or any employee benefit plan or similar arrangement provided by the Company Group (including, without limitation, severance, termination of employment and pension benefits), unless otherwise specifically provided for under the terms of such plan or arrangement or by the Company Group. The benefits provided pursuant to the PSUs are in no way secured, guaranteed or warranted by the Company Group.
(2)	The PSUs are awarded to the Participant by virtue of the Participant’s employment with, and services performed for, the Company Group. The Plan or the Award Agreement does not constitute an employment agreement. Nothing in the Plan or the Award Agreement shall modify the terms of the Participant’s employment, including, without limitation, the Participant’s status as an “at will” employee of the Company Group, if applicable.
(3)	Subject to the Employment Agreement or any other applicable employment agreement, the Company reserves the right to change the terms and conditions of the Participant’s employment, including the division, subsidiary or department in which the Participant is employed. None of the Plan or the Award Agreement, the grant of PSUs, nor any action taken or omitted to be taken under the Plan or the Award Agreement shall be deemed to create or confer on the Participant any right to be retained in the employ of the Company Group, or to interfere with or to limit in any way the right of the Company Group to terminate the Participant’s employment at any time. Moreover, the Separation from Service provisions set forth in Section (C) or (D), as applicable, only apply to the treatment of the PSUs in the specified circumstances and shall not otherwise affect the Participant’s employment relationship. By accepting this Award Agreement, the Participant waives any and all rights to compensation or damages in consequence of the termination of the Participant’s office or employment for any reason whatsoever to the extent such rights arise or may arise from the Participant’s ceasing to have rights under, or be entitled to receive payment in respect of, any unvested PSUs that are cancelled or forfeited as a result of such termination, or from the loss or diminution in value of such rights or entitlements, including by reason of the operation of the terms of the Plan, this Award Agreement or the provisions of any statute or law to taxation. This waiver applies whether or not such termination amounts to a wrongful discharge or unfair dismissal.
(H)	No Rights as a Stockholder. The Participant will have no rights as a stockholder with respect to Shares covered by this Award Agreement (including voting rights) until the date the Participant or his nominee becomes the holder of record of such Shares on an applicable Settlement Date or as provided in Section (C) or (D) above, if applicable.
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(I)	Securities Representation. The grant of the PSUs and issuance of Shares upon vesting of the PSUs shall be subject to, and in compliance with, all applicable requirements of federal, state or foreign securities law. No Shares may be issued hereunder if the issuance of such Shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed. As a condition to the settlement of the PSUs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation.

The Shares are being issued to the Participant and this Award Agreement is being made by the Company in reliance upon the following express representations and warranties of the Participant. The Participant acknowledges, represents and warrants that:

(1)	He or she has been advised that he or she may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Act”) and in this connection the Company is relying in part on his or her representations set forth in this section (I)(1); and
(2)	If he or she is deemed an affiliate within the meaning of Rule 144 of the Act, the Shares must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such Shares and the Company is under no obligation to register the Shares (or to file a “re-offer prospectus”).
(3)	If he or she is deemed an affiliate within the meaning of Rule 144 of the Act, he or she understands that the exemption from registration under Rule 144 will not be available unless (i) a public trading market then exists for the Shares of the Company, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with; and that any sale of the Shares may be made only in limited amounts in accordance with such terms and conditions.
(J)	Notices. Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by certified mail, postage and fees prepaid, or internationally recognized express mail service, as follows:

If to the Company, to:

CIT Group Inc.
1 CIT Drive
Livingston, New Jersey 07039
Attention: Senior Vice President, Compensation and Benefits

If to the Participant, to the address on file with the Company Group.

(K)	Transfer of Personal Data. In order to facilitate the administration of this Award, it will be necessary for the Company Group to collect, hold, and process certain personal information about the Participant. As a condition of accepting this Award, the Participant authorizes, agrees and unambiguously consents to the Company Group collecting, using, disclosing, holding and processing personal data and transferring such data to third parties (collectively, the “Data Recipients”) for the primary purpose of the Participant’s participation in, and the general administration of, the Plan and to the transmission by the Company Group of any personal data information related to the PSUs awarded under this Award Agreement, as required in connection with the Participant’s participation in the Plan (including, without limitation, the administration of the Plan) out of the Participant’s home country and including to countries with less data protection than the data protection provided by the Participant’s home country. This authorization and consent is freely given by the Participant. The Participant acknowledges that he/she has been informed that upon request, the Company will provide the name or title and contact information for an officer or employee of the Company Group who is able to answer questions about the collection, use and disclosure of personal data information.
(1)	The Data Recipients will treat the Participant’s personal data as private and confidential and will not disclose such data for purposes other than the management and administration of this Award and will take reasonable measures to keep the Participant’s personal data private, confidential, accurate and current.

(2)	Where the transfer is to a destination outside the country to which the Participant is employed, or outside the European Economic Area for Participants employed by the Company Group in the United Kingdom or Ireland, the Company shall take reasonable steps to ensure that the Participant’s personal data continues to be adequately protected and securely held. By accepting this Award, the Participant acknowledges that personal information about the Participant may be transferred to a country that does not offer the same level of data protection as the country in which the Participant is employed.

(L)	Cancellation; Recoupment; Related Matters.
(1)	In the event of a material restatement of the Company’s financial statements with respect to any Performance Period, the Committee (or its designee) shall review those facts and circumstances underlying the restatement that the Committee (or its designee) determines in its sole discretion as relevant (which may include, without limitation, the
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Participant’s status and responsibility within the organization, any potential wrongdoing by the Participant and whether the restatement was the result of negligence, intentional or gross misconduct or other conduct, including any acts or failures to act, detrimental to the Company insofar as it caused material financial or reputational harm to the Company or its business activities), and the Committee (or its designee), in its sole discretion, may direct the Company to (i) cancel any outstanding PSUs (whether or not vested, and including any credited and unpaid dividend equivalents), and the Participant shall forfeit any rights to such canceled PSUs and / or (ii) recover from the Participant an amount equal to the Fair Market Value (determined as of the applicable Settlement Date) of the net number of Shares distributed to the Participant pursuant to this Award Agreement within the 12 months immediately preceding the Committee’s determination.

(2)	In the event that the Committee (or its designee), in its sole discretion, determines that this grant of PSUs was based, in whole or in part, on materially inaccurate financial or performance metrics for any period preceding the granting of this Award, whether or not a financial restatement is required and whether or not the Participant was responsible for the inaccuracy, then the Committee (or its designee), in its sole discretion, may direct the Company to (i) cancel any outstanding PSUs (whether or not vested, and including any credited and unpaid dividend equivalents), and the Participant shall forfeit any rights to such canceled PSUs and / or (ii) recover from the Participant an amount equal to the Fair Market Value (determined as of the applicable Settlement Date) of the net number of Shares distributed to the Participant pursuant to this Award Agreement within the 12 months immediately preceding the Committee’s determination.
(3)	In the event that the Committee (or its designee), in its sole discretion, determines at any time that the Participant has failed to comply with the Company’s risk policies or standards and/or improperly or with gross negligence failed to properly identify, raise or assess, in a timely manner and as reasonably expected, risks and / or concerns with respect to risks material to the Company or its business activities, then the Committee (or its designee), in its sole discretion, may direct the Company to (i) cancel any outstanding PSUs (whether or not vested, and including any credited and unpaid dividend equivalents), and the Participant shall forfeit any rights to such canceled PSUs and / or (ii) recover from the Participant an amount equal to the Fair Market Value (determined as of the applicable Settlement Date) of the net number of Shares distributed to the Participant pursuant to this Award Agreement within the 12 months immediately preceding the Committee’s determination.
(4)	In the event that the Committee (or its designee), in its sole discretion, determines at any time that the Participant has breached (i) any provisions relating to non-competition, non-solicitation, confidential information or inventions or proprietary property in the Employment Agreement, any other applicable employment agreement or other agreement in effect between the Participant and the Company or an Affiliate or (ii) the provisions of Exhibit B during the Participant’s employment or the one year period following the Participant’s Separation from Service from the Company Group, then the Committee (or its designee), in its sole discretion, may direct the Company to (a) cancel any outstanding PSUs (whether or not vested, and including any credited and unpaid dividend equivalents), and the Participant shall forfeit any rights to such canceled PSUs and / or (b) recover from the Participant an amount equal to the Fair Market Value (determined as of the applicable Settlement Date) of the net number of Shares distributed to the Participant pursuant to this Award Agreement within the 12 months immediately preceding the Committee’s determination; provided that the provisions of subpart (b) shall not apply if the breach is only a breach of the non-competition provisions in Exhibit B.
(5)	In the event the Committee (or its designee), in its sole discretion, determines that the Participant has engaged in “Detrimental Conduct” (as defined below) or violated any of the Company Policies (as defined below) during the Participant’s employment, including if such determination is made following the Participant’s termination of employment; then the Committee (or its designee), in its sole discretion, may direct the Company to (i) cancel any outstanding PSUs (whether or not vested, and including any credited and unpaid dividend equivalents), and the Participant shall forfeit any rights to such canceled PSUs and / or (ii) recover from the Participant an amount equal to the Fair Market Value (determined as of the applicable Settlement Date) of the net number of Shares distributed to the Participant pursuant to this Award Agreement within the 12 months immediately preceding the Committee’s determination. “Detrimental Conduct” shall mean: (i) any conduct that would constitute “cause” under the Employment Agreement or similar agreement with the Company or its Affiliates, if any, or if the Participant’s employment has terminated and the Committee discovers thereafter that the Participant’s employment could have or should have been terminated for “cause”; or (ii) fraud, gross negligence, or other wrongdoing or malfeasance. “Company Policies” shall mean the Company policies and procedures in effect from time to time, including, without limitation, policies and procedures with respect to the Company’s “Regulatory Credit Classifications” (as defined in the Company’s Annual Report on Form 10-K filed with the Securities Exchange Commission on March 1, 2013 (the “Form 10-K”)), and as amended from time to time, and any credit risk policies and procedures in effect from time to time.
(6)	Notwithstanding anything contained in the Plan or this Award Agreement to the contrary, to the extent that the Company is required by law to include any additional recoupment, recovery or forfeiture provisions to outstanding Awards, then such additional provisions shall also apply to this Award Agreement as if they had been included as of the Date of Award and in the manner determined by the Committee in its sole discretion.
(7)	The remedies provided for in this Award Agreement shall be cumulative and not exclusive, and the Participant agrees and acknowledges that the enforcement by the Company of its rights hereunder shall not in any manner impair,
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restrict or limit the right of the Company to seek injunctive and other equitable or legal relief under applicable law or the terms of any other agreement between the Company and the Participant.

(M)	Miscellaneous.
(1)	It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon the Participant.
(2)	The Board may at any time, or from time to time, terminate, amend, modify or suspend the Plan, and the Board or the Committee may amend or modify this Award Agreement at any time; provided, however, that, except as provided herein, no termination, amendment, modification or suspension shall materially and adversely alter or impair the rights of the Participant under this Award Agreement, without the Participant’s written consent.
(3)	This Award Agreement is intended to comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”), and accordingly, to the maximum extent permitted, this Award Agreement shall be interpreted in a manner intended to be in compliance therewith. In no event whatsoever shall the Company Group be liable for any additional tax, interest or penalty that may be imposed on the Participant by Section 409A or any damages for failing to comply with Section 409A. If any provision of the Plan or the Award Agreement would, in the sole discretion of the Committee, result or likely result in the imposition on the Participant, a beneficiary or any other person of additional taxes or a penalty tax under Section 409A, the Committee may modify the terms of the Plan or the Award Agreement, without the consent of the Participant, beneficiary or such other person, in the manner that the Committee, in its sole discretion, may determine to be necessary or advisable to avoid the imposition of such penalty tax. Notwithstanding anything to the contrary in the Plan or the Award Agreement, to the extent that the Participant is a “Specified Employee” (within the meaning of the Committee’s established methodology for determining “Specified Employees” for purposes of Section 409A), payment or distribution of any amounts with respect to the PSUs that are subject to Section 409A will be made as soon as practicable following the first business day of the seventh month following the Participant’s Separation from Service from the Company Group or, if earlier, the date of the Participant’s death.
(4)	Delivery of the Shares underlying the PSUs or payment in cash (if permitted pursuant to Section (B)(5)) upon settlement is subject to the Participant satisfying all applicable federal, state, provincial, local, domestic and foreign taxes and other statutory obligations (including, without limitation, the Participant’s FICA obligation, National Insurance Contributions or Canada Pension Plan contributions, as applicable), provided that any Participant that is subject to tax regulation in the United Kingdom or Ireland shall also be subject to the provisions of Exhibit C attached hereto, if applicable. The Company shall have the power and the right to (i) deduct or withhold from all amounts payable to the Participant pursuant to the PSUs or otherwise, or (ii) require the Participant to remit to the Company, an amount sufficient to satisfy any applicable taxes required by law. The Company may permit or require the Participant to satisfy, in whole or in part, the tax obligations by withholding Shares that would otherwise be received upon settlement of the PSUs.
(5)	The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing Shares issued pursuant to this Award Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing Shares acquired pursuant to this Award Agreement in the possession of the Participant.
(6)	This Award Agreement shall be subject to all applicable laws, rules, guidelines and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required, or the Committee determines are advisable, including but not limited to any applicable laws or the rules, codes, or guidelines of any statutory or regulatory body in any jurisdiction relating to the remuneration of any Participant (in each case as may be in force from time to time). The Participant agrees to take all steps the Company determines are necessary to comply with all applicable provisions of federal, state and foreign securities law in exercising his or her rights under this Award Agreement.
(7)	Nothing in the Plan or this Agreement should be construed as providing the Participant with financial, tax, legal or other advice with respect to the PSUs. The Company recommends that the Participant consult with his or her financial, tax, legal and other advisors to provide advice in connection with the PSUs.
(8)	All obligations of the Company under the Plan and this Award Agreement, with respect to the Awards, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
(9)	To the extent not preempted by federal law, this Award Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.
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(10)	This Award Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.
(11)	The Participant agrees that the Company may, to the extent permitted by applicable law and as provided for in Section 17(g) of the Plan, retain for itself securities or funds otherwise payable to the Participant pursuant to this Award Agreement, or any other Award Agreement under the Plan, to satisfy any obligation or debt that the Participant owes the Company or its affiliates under any Award Agreement, the Plan or otherwise; provided that the Company may not retain such funds or securities and set off such obligations or liabilities until such time as they would otherwise be distributable to the Participant, and to the extent that Section 409A is applicable, such offset shall not exceed the maximum offset then permitted under Section 409A.
(12)	The Participant acknowledges that if he or she moves to another country during the term of this Award Agreement, additional terms and conditions may apply and as provided for in Section 17(f) of the Plan and the Company reserves the right to impose other requirements to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Award Agreement. The Participant agrees to sign any additional agreements or undertaking that may be necessary to accomplish the foregoing.
(13)	The Participant acknowledges that he or she has reviewed the Company Policies, understands the Company Policies and agrees to be subject to the Company Policies that are applicable to the Participant, including, without limitation, the Regulatory Credit Classifications and any credit risk policies in effect from time to time.
(14)	The Participant acknowledges that the Company is subject to certain regulatory restrictions that may, under certain circumstances, prohibit the accelerated vesting and distribution of any unvested PSUs as a result of, or following, a Participant’s Separation from Service.
(15)	The Participant acknowledges that his or her participation in the Plan as a result of this Award Agreement is further good and valuable consideration for the Participant’s obligations under any non-competition, non-solicitation, confidentiality or similar agreement between the Participant and the Company.
(16)	Neither this Award Agreement or the Shares that may be awarded hereunder represent any right to the payment of earned wages, and the rights of the Participant with respect to any Shares remains fully contingent and subject to the vesting and other terms and conditions of this Award Agreement.
(17)	Any cash payment made pursuant to Section (B)(4) or (B)(5) of this Award Agreement shall be calculated, where necessary, by reference to the prevailing U.S. dollar exchange rate on the proposed payment date (as determined by the Committee in its sole discretion).
(N)	Acceptance of Award. By accepting this Award of Performance Share Units, the Participant is agreeing to all of the terms contained in this Award Agreement, including the terms and conditions with respect to the vesting of the PSUs attached hereto as Exhibit A, the non-competition and non-solicitation provision attached hereto as Exhibit B and tax provisions attached hereto as Exhibit C (if applicable). The Participant may accept this Award by indicating acceptance by e-mail or such other electronic means as the Company may designate in writing or by signing this Award Agreement if the Company does not require acceptance by email or such other electronic means. If the Participant desires to refuse the Award, the Participant must notify the Company in writing. Such notification should be sent to CIT Group Inc., Attention: Senior Vice President, Compensation and Benefits, 1 CIT Drive, Livingston, New Jersey 07039, no later than thirty (30) days after the Date of Award. If the Participant declines the Award, it will be cancelled as of the Date of Award.

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IN WITNESS WHEREOF, this Award Agreement (including any exhibits attached hereto) has been executed by the Company by one of its duly authorized officers as of the Date of Award.

CIT Group Inc.

Accepted and Agreed:

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EXHIBIT A

Vesting Terms and Conditions of the Performance Share Units

This Exhibit A sets forth the manner in which the number of Awarded Shares will be determined, if any.

(A)	Definitions. All capitalized terms shall have the meanings ascribed to them in the Award Agreement, unless specifically set forth otherwise herein. In addition, the following terms used in this Exhibit A shall have the meanings set forth below:

(1)	“ROTCE” means pre-tax income as a percentage of “Tangible Common Equity” for the applicable Performance Period. The Committee may adjust ROTCE to exclude specific items, in its sole discretion, that may be applicable during any Performance Period.

(2)	“Tangible Common Equity” means common stockholders’ equity less goodwill and intangible assets.

(3)	“Credit Provision” means the provision for credit losses as a percent of Average Earning Assets.

(4)	“Average Earning Assets” is a non-GAAP measurement computed using month end balances and is the average of Loans, operating lease equipment, and assets held for sale, less the credit balances of factoring clients.

(5)	“Loans” shall have such meaning as set forth in the Company’s Form 10-K, and as amended from time to time, and generally includes loans, capital lease receivables and factoring receivables.

(6)	“Credit Provision Modifier” means a modifier that can decrease of increase the applicable Percentage by 25% based on Credit Provision for the applicable Performance Period.

(7)	“Percentage” shall be the number expressed in the Performance Measure Factor Grid. The threshold Percentage is 50% and the maximum Percentage is 150%.

(8)	“Performance Measure Factor Grid” means the chart in Paragraph (C) below that provides the applicable Percentage based on the levels of the Performance Measures that have been achieved.

(9)	“Performance Measures” means the performance measurements of ROTCE and Credit Provision used to determine the calculation of PSUs earned in accordance with this Exhibit A.

(10)	“Performance Period” means for Tranche 1, the period from January 1, 2015 through December 31, 2015; for Tranche 2, the period from January 1, 2015 to December 31, 2017; and for Tranche 3, the period from January 1, 2015 to December 31, 2017.

(B)	In General. The total number of Shares deliverable to the Participant based on achievement of the Performance Measures shall be equal to the number of PSUs eligible to vest multiplied by the applicable Percentage based on the specified levels of Performance Measures that have been achieved during the applicable Performance Period as provided in the Performance Measure Factor Grid, subject to Paragraph (C)(3) below and unless otherwise specified in the Award Agreement.

(C)	Performance Measure Factor Grid:

			Credit Provision Modifier
			>[●] bps	[●] bps	[●] bps – [●] bps	[●] bps	<[●] bps
			-25%	-25%	+0%	+25%	+25%
		Payout Before Modifier	Payout With Modifier
ROTCE	<[●]%	0%	0% up to 50% at Discretion of the Compensation Committee
	[●]%	50.0%	50.0%	50.0%	50.0%	62.5%	62.5%
	[●]%	57.5%	50.0%	50.0%	57.5%	71.9%	71.9%
	[●]%	65.0%	50.0%	50.0%	65.0%	81.3%	81.3%
	[●]%	72.5%	54.4%	54.4%	72.5%	90.6%	90.6%
	[●]%	80.0%	60.0%	60.0%	80.0%	100.0%	100.0%
	[●]%	87.5%	65.6%	65.6%	87.5%	109.4%	109.4%
	[●]%	95.0%	71.3%	71.3%	95.0%	118.8%	118.8%
	[●]% – [●]%	100.0%	75.0%	75.0%	100.0%	125.0%	125.0%
	[●]%	105.0%	80.0%	80.0%	105.0%	130.0%	130.0%
	[●]%	112.5%	87.5%	87.5%	112.5%	137.5%	137.5%
	[●]%	120.0%	95.0%	95.0%	120.0%	145.0%	145.0%
	[●]%	127.5%	102.5%	102.5%	127.5%	150.0%	150.0%
	[●]%	135.0%	110.0%	110.0%	135.0%	150.0%	150.0%
	[●]%	142.5%	117.5%	117.5%	142.5%	150.0%	150.0%
	[●]%	150.0%	125.0%	125.0%	150.0%	150.0%	150.0%
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(1)	If the levels of Performance Measures attained falls between the amounts shown above, the applicable Percentage will be determined by interpolation between the respective amounts shown above.

(2)	The “Target Level” for ROTCE is [●]% to [●]%, the “Target Level” for the Credit Provision Modifier is [●] bps to [●] bps, and the “Minimum Level” for ROTCE is [●]%.

(3)	If the Minimum Level for ROTCE is not met for any Performance Year, the tranche of PSUs eligible to vest for such Performance Year will be forfeited as of the applicable Vesting Date. Notwithstanding the foregoing, the Committee may determine that a portion of the PSUs eligible to vest for such Performance Year, not to exceed 50% of such PSUs, will vest after taking into account such factors as (i) the magnitude of ROTCE below the Minimum Level (including positive or negative variance from plan), (ii) the Participant’s degree of involvement (including the degree to which the Participant was involved in decisions that are determined to have contributed to ROTCE below the Minimum Level), (iii) the Participant’s performance and (iv) such other factors as deemed appropriate. Any such determination will be in the sole discretion of the Committee and will be final and binding.

(D)	Committee Determination. The Committee shall, in its sole discretion, determine the level of Performance Measures that have been satisfied during any Performance Period and the applicable Percentage to be used to determine the number of earned PSUs, if any, based on the application of the Performance Measure Factor Grid. The Committee may, in its sole discretion, adjust the Performance Measures and the Performance Measure Factor Grid to exclude the effect of any corporate acquisition or divestiture after the date hereof on satisfaction of the Performance Measures.
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EXHIBIT B

Non-Competition and Non-Solicitation Provision

All capitalized terms shall have the meanings ascribed to them in the Award Agreement, unless specifically set forth otherwise herein.

1.	Non-Competition following Retirement. Following Participant’s Retirement through each Settlement Date, Participant shall not, without the Company Group’s prior written consent, engage directly or indirectly in any Competing Business whether as an employer, officer, director, owner, stockholder, employee, partner, member, joint venturer or consultant. The Committee (or its designee) may, in its sole discretion, require Participant to submit on or prior to each Vesting Date an affidavit certifying that Participant has not breached this non-competition restriction, and may condition vesting and settlement of all unvested PSUs on the timely receipt of such affidavit. The geographic reach of this non-competition restriction shall be the territory which is co-extensive with the Company Group’s business and the Participant’s responsibilities in the last twenty-four (24) months of employment. Nothing in this non-competition restriction prevents Participant from owning not more than 2% of the equity of a publicly traded entity. For the avoidance of doubt, this non-competition restriction shall not apply to a termination of employment for any reason other than Participant’s Retirement.
2.	Non-Solicitation of Customers and Clients. During employment with the Company Group and for one year thereafter, the Participant shall not, directly or indirectly, (i) solicit for any Competing Business any client of the Company Group or any specifically identified prospective client of the Company Group, or (ii) cause a client or any specifically identified prospective client of the Company Group to terminate or diminish its business with the Company Group. These restrictions shall apply only to clients of the Company Group or specifically identified prospective clients of the Company Group which the Participant solicited, with which the Participant maintained a business relationship for the Company Group, or about which the Participant obtained Confidential Information on behalf of the Company Group, in the last twenty-four (24) months of employment with the Company Group.
3.	Non-Solicitation of Employees. During employment with the Company Group and for one year thereafter, the Participant shall not, directly or indirectly, (i) solicit, recruit, induce or otherwise encourage any Company Group employees to end their employment with the Company Group or to engage in any Competing Business; or (ii) hire or retain as an independent consultant/contractor, on behalf of any Competing Business, any person who was employed with the Company Group within the preceding six months.
4.	Definitions.
(a)	“Competing Business” means any person or entity that competes with the Company Group in the sale, marketing, production, distribution, research or development of Competing Products in the same markets.
(b)	“Competing Products” means any product or service in existence or under development that competes with any product or service of the Company Group about which the Participant obtained Confidential Information or for which the Participant provided advisory services or had sales, origination, marketing, production, distribution, research or development responsibilities in the last twenty-four (24) months of employment with the Company Group.
(c)	"Confidential Information" means information in print, audio, visual, digital, electronically-stored or any other form, which the Company Group has acquired and keeps confidential or that is not otherwise known publicly or to the Company Group’s competitors, which includes but is not limited to the Company Group’s trade secrets, business or marketing plans and strategies, prices and rates, financial data, personnel records, client lists and contact information, client accounts, profit margins, analyses, research and developments, know how, methodologies, designs, inventions, innovations, processes, security and proprietary technology.
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EXHIBIT C

Applicable Foreign Tax Provisions

All capitalized terms shall have the meanings ascribed to them in the Award Agreement, unless specifically set forth otherwise herein.

United Kingdom:

The Participant shall also, if requested by the Company, enter into any tax or National Insurance Contributions agreement or election the Company deems necessary, including, without limitation, any election under Section 431 of the Income Tax (Earnings and Pensions) Act 2003 in respect of the acquisition of the RSUs or the Shares issued thereunder.

Ireland:

In a case where the Company or an Affiliate or any other person (the “Relevant Person”) is obliged to (or would suffer a disadvantage if they were not to) account for any tax (in any jurisdiction) by virtue of the receipt of any benefit under this Award Agreement or the Plan (whether in cash or Shares) or for any pay related social insurance contributions that are payable or assessable (which, unless the Committee determines otherwise when this Award was made, shall not include employer’s pay related social insurance contributions in Ireland) (together, the “Tax Liability”), the Participant (or his personal representatives) must either:

(1) make a payment to the Relevant Person of an amount equal to the Tax Liability; or

(2) enter into arrangements acceptable to the Relevant Person to secure that such a payment is made (whether by authorizing the sale of some or all of the Shares on his or her behalf and the payment to the Relevant Person of the relevant amount out of the proceeds of sale or otherwise);

and in this regard the Participant (or his or her personal representatives) shall do all such things and execute such documents as the Relevant Person may reasonably require in connection with the satisfaction of the Tax Liability.

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